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                                                                     Exhibit 2.5


                              AMENDED AND RESTATED
                         PLEDGE AND SECURITY AGREEMENT

      This AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT is made and entered into on and as of August 6, 2001 by and between E-SYNC NETWORKS, INC. (the "Company"), a Delaware corporation having its principal place of business at 35 Nutmeg Drive, Trumbull, Connecticut 06611, and CRC, INC. (the "Secured Party," and collectively with the Company, the "Parties" and each a "Party"), a New York corporation having its principal place of business at 1290 Avenue of the Americas, 39th Floor, New York, New York 10104.

      WHEREAS, the Parties have entered into a letter agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Letter Agreement"), pursuant to which, inter alia, the Secured Party provided an advance and loan to the Company in the amount of $250,000 (the "Good Faith Loan"), as evidenced by that certain Secured Promissory Note, dated June 14, 2001, issued by the Company to the Secured Party (the "Good Faith Loan Note"), and, subject to the terms and conditions set forth in the Letter Agreement, the Company will pay the Secured Party the Make Whole Amount (as defined in the Letter Agreement);

      WHEREAS, in connection with the execution and delivery of the Letter Agreement and the Good Faith Loan Note, the Company executed and delivered to the Secured Party a Grant of Security Interest dated June 14, 2001 (the "Interim Pledge") and a Pledge and Security Agreement dated as of June 14, 2001 (the "Original Security Agreement"), in each case in favor of the Secured Party, pursuant to which the Company assigned and pledged to the Secured Party the Collateral;

      WHEREAS, as of this date, the Parties are entering into that certain contribution agreement (the "ESNI Contribution Agreement"), which contemplates, inter alia, that the Company will contribute certain of the Company's business and assets to E-Sync Networks, LLC and, in partial consideration therefor, the Secured Party (i) is advancing an additional loan (the "Bridge Loan") to the Company, on terms and conditions mutually agreeable to the Secured Party and the Company, to fund ongoing operations of the Company pending the closing of the transactions contemplated by the ESNI Contribution Agreement, (ii) will, upon the closing of the transactions contemplated by the ESNI Contribution Agreement, advance and loan to the Company the amount of $500,000 (the "First Installment Amount"), and (iii) may, following the closing of the transactions contemplated by the ESNI Contribution Agreement, at the request of the Company, advance and loan to the Company the amount equal to $1,500,000 less the outstanding amount of the Good Faith Loan and, if made, the outstanding amount of the Bridge Loan, subject to certain other reductions and adjustments (such amount, the "Extended Installment Amount" and together with the Good Faith Loan, the Bridge Loan and the First Installment Amount, the "Loans");

      WHEREAS, in connection with the transactions contemplated in the ESNI Contribution Agreement and as a condition precedent thereto, the Secured Party has requested and required that the Original Security Agreement be amended and restated, and that the Company execute and deliver this Agreement to the Secured Party to secure the Company's obligations to repay the Loans and to perform its obligations under the Notes (as hereinafter defined), and the Company desires to execute and deliver this Agreement to satisfy such condition precedent;

            NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound, hereby agree as follows:

      1. Grant of Security Interest. In order to secure the full and timely payment and performance of all of the Secured Obligations (as hereinafter defined), the Company hereby unconditionally and irrevocably grants, conveys and assigns to the Secured Party a perfected first priority security interest in and to, and a lien on and pledge of, all of the Collateral (as hereinafter defined). The security interest granted by this Agreement is given to and shall be held by the Secured Party as security for the payment and performance of all of the Secured Obligations. If any Event of Default (as hereinafter defined) has occurred and is continuing, the Secured Party shall have the unrestricted right from time to time to apply (or to change any application already made of) the proceeds of any of the Collateral to any of the Secured Obligations, as the Secured Party in its sole discretion may determine.

      2. Definitions. When used in this Agreement, the following terms shall have the following respective meanings (it being agreed and understood that terms used herein and defined in the Uniform Commercial Code as adopted in the State of Connecticut and in effect at the relevant time (the "UCC") are, unless otherwise provided herein or the context otherwise requires, used with the same respective meanings as ascribed thereto under the UCC):

            (A) "Collateral" shall mean the Company's assets and property of any nature whatsoever, tangible or intangible, including, without limitation, all of the following property, whether any such property is now existing or hereafter created or acquired:

                  (i) All Inventory (as hereinafter defined);

                  (ii) All accounts, accounts receivable, general intangibles, contract rights for monies due or to become due to the Company, and chattel paper, regardless of whether or not they constitute proceeds of other Collateral;

                  (iii) All obligations for monies due or to become due to the
            Company or owing to the Company of every kind and nature, and all choses in action;

                  (iv) All securities (whether or not certificated), including, without limitation, the Company's membership interest in E-Sync Networks, LLC, a Delaware limited liability company;

                  (v) All equipment;

                  (vi) All fixtures, furniture and furnishings;


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                  (vii) All trademarks, trade names, logos, designs, patents, copyrights, applications for any of the foregoing know-how, computer software (including, without limitation, source and object codes) and other intellectual property of any type or nature whatsoever;

                  (viii) All Contract Rights (as hereinafter defined);

                  (ix) All products and proceeds (including, without limitation, proceeds of any insurance or under any surety or similar arrangement) of any of the foregoing of every kind and nature and in whatever form, including, without limitation, both cash and non-cash proceeds resulting or arising from the rendering of services by the Company or the sale of other disposition by the Company of Inventory or other Collateral; and

                  (x) All books and records relating to any of the foregoing or otherwise relating to the conduct of the Company's business, including, without in any way limiting the generality of the foregoing, those relating to its accounts.

            (B) "Contract Rights" means rights of the Company to payment under contracts or other agreements (whether or not written) not yet earned by performance and not evidenced by instruments or chattel paper.

            (C) "Debtor" shall mean any of the Company's customers or clients who or that are indebted to the Company.

            (D) "Default" means any event, circumstance or state of facts that constitutes an Event of Default or that, with notice or lapse of time or both, would constitute an Event of Default.

            (E) "Event of Default" shall mean the occurrence of any one or more of the following events:

                  (i) Failure of the Company to pay or otherwise perform any of the Secured Obligations when the same is required to be paid or otherwise performed (other than any deferral of interest payments under the terms of Section 7(a) of the First Installment Note or
            Section 7(a) of the Extended Installment Note); provided, however, that if, under the terms of the document setting forth the relevant Secured Obligation, a notice or cure period is applicable to such Secured Obligation, then the failure to perform such Secured Obligation shall not constitute an Event of Default unless such notice has been given and/or such cure period shall have lapsed;

                  (ii) The occurrence of an "Event of Default" as defined in any of the Notes;

                  (iii) Any material warranty or representation made herein by the Company is or proves to have been false;


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

                  (iv) Any event that results in the acceleration of, or the right to accelerate, the maturity of indebtedness of the Company to others in an amount exceeding twenty-five thousand dollars ($25,000) under any indenture, agreement, undertaking or otherwise;

                  (v) Any levy, seizure or attachment of any material portion of the Collateral, or any Lien (as hereinafter defined) shall be granted by the Company with respect to, or shall otherwise attach to or be allowed to exist on, any of the Collateral, other than a Permitted Lien, and the same not being stayed or dismissed within ten (10) days;

                  (vi) Any dissolution or termination of existence of the
            Company, or any failure to continue to operate any material line of businesses that the Company enters into subsequent to the date hereof (in any such case other than as contemplated by the ESNI Contribution Agreement);

                  (vii) The Company shall (a) make a general assignment for the benefit of, or enter into any composition, trust mortgage or other similar arrangement with its creditors; (b) apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee or liquidator of the Company or of any material part of its assets, or authorize such application or consent, or proceedings seeking such appointment shall be commenced against the Company and continue undismissed for thirty
            (30) days or more; or (c) apply for, or consent (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, readjustment of debt, insolvency, dissolution, moratorium, liquidation or other similar law of any jurisdiction, or authorize such application or consent, or proceedings to such end shall be instituted against the Company and remain unstayed and undismissed for thirty (30) days or more or be approved as properly instituted or result in adjudication of bankruptcy or insolvency;

                  (viii) The calling by the Company of a meeting of the
            creditors of the Company or the occurrence of a meeting by the Company or a representative thereof with a formal or informal committee of the creditors of the Company generally;

                  (ix) The Company shall sell or otherwise dispose of any
            property or assets other than in the ordinary course of business consistent with past practice or shall enter into any contract or other agreement or commitment to do so or shall, pursuant to any option or otherwise, grant to any Person any right to acquire any of its property and assets (other than as contemplated by the ESNI Contribution Agreement) without the prior approval of the Secured Party, such approval not to be unreasonably withheld;

                  (x) Failure of the Company to comply with the provisions of
            Section 5(E) hereof; or


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                  (xi) The Board of Directors of the Company shall have adopted or approved any resolution, or taken any other action, in furtherance of any of the foregoing described in clauses (vi),
            (vii), (viii) or (ix) above.

            (F) "Inventory" shall include, without limitation, any and all goods, wares, merchandise and other tangible personal property, including raw materials, work in process, supplies and components, and finished goods, whether held by the Company for sale or other disposition, and also including any returned Inventory, all products of and accessions to Inventory and including documents of title, whether negotiable or nonnegotiable, representing any of the foregoing.

            (G) "Lien" means any lien, security interest, pledge, competing claim or other encumbrance of any type or nature whatsoever;

            (H) "Notes" means, to the extent outstanding, (i) the Good Faith Loan Note, (ii) the promissory note evidencing the Bridge Loan, (iii) the promissory note dated the Closing Date (as defined in the ESNI Contribution Agreement) evidencing the First Installment Amount (the "First Installment Note"), and (iv) the promissory note evidencing the Extended Installment Amount, and in each case any renewal, extension or modification thereof, or substitution therefor, including, without limitation, any increase in the amount of the obligation evidenced thereby.

            (I) "Permitted Liens" means (i) any security interest or other liens in favor of the Secured Party, (ii) purchase money security interests and/or capital leases that have been entered into by the Company prior to the date hereof and that are listed on Schedule I attached hereto, (iii) purchase money security interests and/or capital leases that are entered into by the Company after the date hereof and that do not, at any one time, secure obligations in an aggregate amount of in excess of twenty-five thousand dollars ($25,000), (iv) liens imposed for taxes not yet due and payable, (v) carriers', warehousemen's, mechanics', materialmen's, repairmen's and similar liens imposed by law and arising in the ordinary course of the Company's business, (vi) pledges and deposits made by the Company in the ordinary course of its business in compliance with worker's compensation, unemployment insurance and social security laws or regulations or similar laws or regulations, (vii) deposits to secure performance of bids, trade and other contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of similar nature, and to secure letters of credit in respect of any of the foregoing, in each instance made by the Company in the ordinary course of its business, (viii) easements, zoning restrictions, rights-or-way and similar encumbrances on real property that have been imposed by law or have arisen in the ordinary course of the Company's business, that do not secure any monetary obligations and that do not materially detract from the value of the affected property or interfere with its use or the conduct of the Company's business, (ix) licenses and sublicenses granted by the Company in the ordinary course of its business and (x) precautionary filings by the holder of operating leases entered into by the Company in the ordinary course of its business. Any Permitted Lien referred to in the foregoing clause (iii), (vi), (vii) or (ix) is hereinafter referred to as a "Future Permitted Lien."


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

            (J) "Person" means any individual, firm, corporation, limited liability companies, partnership (limited or general), government, governmental body or agency or any other business, legal, governmental or sovereign entity or body.

            (K) "Secured Obligations" means, and shall include, without limitation, all loans, advances, indebtedness, duties, liabilities, obligations and amounts, liquidated or unliquidated, owned or owing by the Company, to the Secured Party at any time, each of every kind, nature and description, arising under any of the Transaction Documents (as hereinafter defined), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter contracted, which shall include, without limitation, (i) the Company's obligation to repay the Loans in accordance with the terms of the respective Notes, and (ii) the Company's obligations to pay the Secured Party the termination fee of five hundred thousand dollars ($500,000) under the ESNI Contribution Agreement. Said term shall also include all interest, costs, expenses (including, without limitation, attorney's fees and other legal expenses) and other charges chargeable to the Company, or due or to become due from the Company to the Secured Party, under any of the Transaction Documents, but excluding any obligation of the Company to the Secured Party with respect to any claim of indemnification pursuant to any Transaction Document.

            (L) "Transaction Documents" means, collectively, this Agreement, the Notes, the ESNI Contribution Agreement, the Operating Agreement of E-Sync Networks, LLC, the Warrant and the Registration Rights Agreement.

      3. Representations and Warranties. The Company represents and warrants to, and covenants with, the Secured Party as follows:

            (A) The Company is a corporation duly formed, validly existing and in good standing or subsisting under the laws of the State of Delaware and has all corporate and other power and authority to execute, deliver and perform this Agreement and the Notes. Without limiting the generality of the foregoing, the Company has full corporate and other power and authority to grant to the Secured Party a security interest in all of the Collateral. The Company does not, and has not, conducted business under any assumed or other name other than its full corporate name.

            (B) The Company has all requisite corporate power and authority, and all authorizations, licenses, permits and certifications, necessary for it to own its properties and assets and to carry on its businesses as they are now being conducted and proposed to be conducted.

            (C) The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a material and adverse effect on the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Company or any material adverse effect on the Company's ability to consummate the


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

      transactions contemplated by, and to execute, deliver and perform its obligations under, this Agreement and the Notes (a "Materially Adverse Effect").

            (D) The Company has all corporate and other power and authority to execute, deliver and perform the terms and provisions of this Agreement and the Notes and has taken all necessary corporate and other action to authorize the execution, delivery and performance by it of this Agreement and the Notes and consummate the transactions contemplated hereby and thereby to be performed by it. Without limiting the generality of the foregoing, this Agreement and the Notes, and the Company's execution, delivery and performance thereof (including, without limitation the grant of a perfected first priority security interest in all of the Collateral in favor of the Secured Party), have been duly approved by the Company's Board of Directors. No other corporate or other proceedings on the part of the Company are necessary, and no consent of the shareholders of the Company is required, for the valid execution and delivery by the Company of this Agreement and the Notes.

            (E) The Company has duly executed and delivered the Good Faith Loan Note and this Agreement. Each of the Good Faith Loan Note and this Agreement constitutes, and upon execution and delivery by the Company, each of the other Notes will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            (F) The execution, delivery and performance by the Company of this Agreement and the Notes and the consummation of the transactions contemplated hereby and thereby to be performed by the Company do not and will not (i) contravene the applicable provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company or any of its property or assets is bound, (ii) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default or give rise to an event of acceleration under any contract, lease, loan or credit agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any Lien of any kind upon any of the properties, assets or capital stock of the Company, other than in favor of the Secured Party, or (iii) violate any provision of the organizational and other governing documents of the Company.

            (G) No consent, approval, authorization or order of, or filing or registration with, any court or governmental authority or other Person is required to be obtained or made by the Company for the execution, delivery and performance of this Agreement and the Notes or the consummation by the Company of any of the transactions contemplated hereby and thereby.

            (H) The Company is (and as to Collateral that the Company may acquire after the date hereof, the Company will be) the lawful owner of the Collateral, and the


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      Collateral, and each item thereof, is, will be, and shall continue to be free of all Liens, other than Permitted Liens.

            (I) The Company has not (exclusive of any Permitted Lien) transferred, assigned, sold, pledged, encumbered, subjected to Lien or granted any security interest in, and will not (exclusive of any Future Permitted Lien) transfer, assign, sell (except sales or other dispositions in the ordinary course of business in respect to Inventory as expressly permitted in this Agreement), pledge, encumber, subject to Lien by its own action or grant any security interest in any of the Collateral (or any of the Company's right, title or interest therein) to any Person other than the Secured Party.

            (J) The Collateral is, and will at all time during the term of this Agreement, be valid and genuine in all respects, and all accounts receivable of the Company arise out of legally enforceable and existing contracts, in accordance with their tenor.

            (K) The Company is (and as to Collateral that the Company may acquire after the date hereof, will be) the lawful owner of the Collateral, and the Collateral, and each item thereof, is, will be, and shall continue to be, free of any and all Liens, other then Permitted Liens.

            (L) No Contract Right, account, general intangible or chattel paper is or will be represented by any note or other instrument (negotiable or otherwise), and no Contract Right, account or general intangible is, or will be, represented by any conditional or installment sales obligation or other chattel paper, except such instruments or chattel paper as have been or forthwith upon receipt by the Company will be delivered to the Secured Party (duly endorsed or assigned, as may be appropriate), such delivery, in the case of chattel paper, to include all executed copies, except those in the possession of the installment buyer (provided, that if the Secured Party elects to leave chattel paper in the possession of the Company, such procedure shall be subject to the Company's compliance with the provisions hereof and to the Secured Party's right to require delivery and endorsement or assignment of such chattel paper by the Company to the Secured Party whenever the Secured Party shall so request); and any security for or guaranty of any of the Collateral shall be delivered to the Secured Party immediately upon receipt thereof by the Company, with such assignments and endorsements thereof as the Secured Party may request.

            (M) The Company has no offices or facilities other than those located at 35 Nutmeg Drive, Trumbull, Connecticut 06611 (such location, the "Company Address"). Except as the Secured Party may otherwise approve in writing, and except for the sale, processing, use, consumption or other disposition in the ordinary course of business, the Company will keep all Inventory only at the Company Address. All of the Collateral (including, without limitation, all of the Company's books and records) are now located, and except for the removal of Inventory as permitted in the immediately preceding sentence, all of the Collateral will be maintained at the Company Address.

            (N) The Company shall not move its executive or principal offices from the Company Address without giving the Secured Party at least twenty
      (20) days prior
      written notice. The Company shall not change its jurisdiction of organization without the approval in writing of the Secured Party.

            (O) The Company shall use all reasonable efforts to ensure that each account receivable or other item of Collateral, other than Inventory, will be paid in full on or before its due date.

            (P) The Company will immediately notify the Secured Party of any material loss or damage to, or material diminution in, or any occurrence that could materially and adversely affect the value of, the Inventory or any of the other Collateral.

            (Q) All representations now or hereafter made in this Agreement by the Company to the Secured Party are, will be, and shall continue to be, true and correct in all material respects.

      4. Covenants as to Collateral and Related Matters. The Company covenants and agrees with the Secured Party as follows:

            (A) The Company will warrant and defend the Secured Party's right to and interest in the Collateral against all claims and demands of all Persons whatsoever. Without limiting the generality of the foregoing, the Company shall not grant, and shall allow or permit to exist, any Lien on or with respect to the Collateral (or any part or portion thereof), other than Permitted Liens.

            (B) The Company shall promptly make, stamp or record such entries or legends on the Company's books and records or on any of the Collateral as the Secured Party may from time to time reasonably request in order to indicate and disclose that the Secured Party has a security interest in such Collateral.

            (C) The Company shall hold all of its books and records relating to the Collateral in a manner reasonably satisfactory to the Secured Party and shall deliver to the Secured Party from time to time after the occurrence of any Default, promptly at the Secured Party's written or oral request, all invoices, original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts, or evidence of shipment or delivery of the merchandise or of the rendering of services; and the Company will deliver to the Secured Party promptly at the Secured Party's written or oral request from time to time additional copies of any or all of such papers or writings, and such other information with respect to any of the Collateral and such schedules of Inventory, schedules of accounts and such other writings as the Secured Party may in its sole discretion deem to be necessary or effectual to evidence any loan hereunder or the Secured Party's security interest in the Collateral or in order otherwise to monitor and/or preserve the Collateral.

            (D) The Secured Party shall at any time and from time to time, whether or not Revised Article 9 (as hereinafter defined) is in effect in any particular jurisdiction, take such steps as the Secured Party may reasonably request for the Secured Party (i) to obtain an acknowledgement, in form and substance satisfactory to the Secured Party, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the Secured Party, (ii) to obtain "control" of any investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such terms are defined in Revised Article 9 with corresponding provisions in Rev.ss.ss.9-103, 9-105, 9-106 and 9-107 relating to what constitutes "control" for such items of Collateral), with any agreements establishing control to be in form and substance satisfactory to the Secured Party, and
      (iii) otherwise to insure the continued perfection and priority of the Secured Party's security interest in any of the Collateral and of the preservation of its rights therein, whether in anticipation and following the effectiveness of Revised Article 9 in any jurisdiction.

            (E) The Secured Party and its accountants, appraisers and other representatives, at any time and from time to time, shall have the right, after reasonable notice (which notice may be oral and need not be given during the continuance of any Default), and the Company will permit them:

                  (i) to examine, check, make copies of or extracts from any of the Company's books, records and files (including, without limitation, orders and original correspondence);

                  (ii) to inspect and examine the Collateral and to check and test the same as to quality, quantity, value and condition; and

                  (iii) to verify the Collateral or any portion or portions
            thereof and/or the Company's compliance with the provisions of this Agreement.

            (F) The Company shall take all such actions and steps as may be necessary to perfect and maintain the perfection of the security interest in the Collateral granted pursuant to this Agreement. Promptly (and in any event within ten (10) business days) after any request (written or oral) therefor from the Company, the Secured Party shall provide to the Company a copy of the results of a current uniform commercial code, tax and lien search of the Company in the State of Delaware and in each of the appropriate offices in the State of Connecticut and in each other location reasonably requested by the Secured Party.

            (G) Upon the occurrence of any Default, the Company shall forthwith give written notice thereof to the Secured Party, which notice shall also state what steps the Company will take to cure or remedy such Default and the time necessary to effect such cure or remedy.

            (H) The Company shall maintain all equipment included in the Collateral in proper working order and repair and take all step necessary or appropriate to maintain the value thereof, normal wear and tear excepted.

            (I) In order to preserve the condition and/or value of the Collateral, the Secured Party may, at its option, from time to time, during the continuance of a Default, discharge any taxes, Liens or encumbrances on any of the Collateral, or take any other action that the Secured Party may deem proper to repair, maintain or preserve any of the Collateral.

            (J) Whenever the Secured Party deems it desirable that any legal action be instituted with respect to any Collateral or that any other action be taken in an attempt to effectuate collection of any Collateral, the Secured Party may reassign the item in question to the Company (and if the Secured Party shall execute any such reassignment, it shall automatically be deemed to be without recourse to the Secured Party in any event) and require the Company to proceed with such legal or other action at the Company's sole liability, cost and expense, in which event all amounts collected by the Company on such item shall nevertheless be subject to the provisions of this Agreement.

            (K) After the occurrence and during the continuation of any Default, the Company shall, promptly following the Secured Party's request therefor, reimburse the Secured Party for all reasonable costs and expenses incurred by the Secured Party in exercising any of its rights under or pursuant to subsection (I) above or Sections 7 and 10 below.

      5. Exercise of Rights by the Company Prior to a Default.

            (A) Except after and during the continuation of any Default, the Company may hold, process, sell, use or consume in the manufacture or processing of finished goods, or otherwise dispose of the Inventory for fair consideration, all in the ordinary course of the Company's business consistent with past practice, excluding, however (but without limiting the generality of the foregoing), sales to creditors in bulk or sales or other dispositions occurring under circumstances that would or could create any Lien or other interest adverse to the Secured Party's security interest or other rights hereunder in the proceeds resulting therefrom. Except after and during the continuation of any Default, the Company may also receive from the Debtors all amounts due as proceeds of the Collateral at the Company's own cost and expense, and also liability, if any.

            (B) Unless an Event of Default shall have occurred and be continuing, all proceeds of and collections of Collateral may be retained by the Company and shall be used solely for the ordinary and usual operation of the Company's business. After the occurrence and during the continuation of an Event of Default, all proceeds of and collections of the Collateral shall be held in trust by the Company for the Secured Party and shall not be commingled with the Company's other funds or deposited in any bank account of the Company; and after and during the continuation of any Event of Default, the Company agrees to deliver to the Secured Party on the dates of receipt thereof by the Company duly endorsed to the Secured Party or to bearer, or assigned to the Secured Party, as may be appropriate, all proceeds of the Collateral in the identical form received by the Company.

            (C) Except after and during the continuation of any Default, the Company may grant such allowances or other adjustments to the Debtors as the Company may reasonably deem to accord with sound business practice, including, without limiting the generality of the foregoing, accepting the return of all or any part of the Inventory (subject to the provisions set forth in this Agreement with reference to returned Inventory).

            (D) Except after and during the continuation of any Default, if any material amount of Inventory (i) is returned by any Debtor to the Company (whether or not such return has been agreed to by the Company) and is not in turn returned by the Company to such Debtor, (ii) is repossessed by the Company or (iii) is detained from or refused entry into the United States by the appropriate governmental authority and if, within ten (10) business days after the Secured Party receives from the Company written notice of such return, detention or refused entry, the Secured Party fails to issue instructions to the Company concerning said Inventory, the Company shall have the right, in accordance with applicable law, to dispose thereof in such manner as the Company may reasonably deem to accord with sound business practice (subject to the Secured Party's security interest in any Collateral that may arise from the resale or other disposition thereof by the Company).

            (E) Notwithstanding any other provision in this Agreement or the other Transactions Documents to the contrary, from and after the Closing Date, the Company shall pay to the Secured Party on account of any outstanding Secured Obligations: (i) 100% of the cash proceeds (net of collection costs (including reasonable attorney's fees and disbursements related to such collection)) received by the Company after the date of the First Installment Note with respect to the first $600,000, in the aggregate, of accounts receivable derived from the Company's "Professional Services" business or "Managed Services" business (the "Services Receivables"), (ii) 20% of the excess (if any) of the cash proceeds (net of collection costs (including reasonable attorney's fees and disbursements related to such collection)) received by the Company with respect to the Services Receivables in excess $600,000, in the aggregate, from the date of the First Installment Note, (iii) 100% of the amount of the direct or indirect (including from any disposition of any non-cash consideration for cash or marketable securities) cash proceeds or marketable securities (at fair market value, taking into account any applicable illiquidity and minority discounts) (net of reasonable attorney's fees and disbursements related to such sale or disposition) received on account of or with respect to any sale or other disposition of all or any portion of the Company's interest in E-Sync Networks, LLC, and
      (iv) 100% of all cash payments received by the Company with respect to any exercise of that certain Common Stock Purchase Warrant issued by Maker to Payee on the date of the First Installment Note. Such proceeds, payments or other consideration shall be held in trust by the Company for the benefit of the Secured Party, and the Company shall cause such proceeds, payments or other consideration to be delivered to the Secured Party as soon as practicable after the Company's receipt thereof, in any event within two (2) business days after receipt by the Company thereof. The Company shall irrevocably authorize and direct any banks which maintain the Company's initial receipt of such proceeds, payments or other consideration to promptly wire transfer all such funds to the Secured Party and advise such banks of the Secured Party's security interest in such funds. The Company agrees to execute and deliver such other agreements and documents as the Secured Party may request to carry out or confirm the provisions of this subsection (E).

      6. The Secured Party Appointed Attorney-in-Fact. The Company hereby irrevocably appoints the Secured Party as the Company's attorney-in-fact, with power of substitution and with full authority in the place and stead of the Company and in the name of the

Company or otherwise, from time to time in the Secured Party's discretion to take any action and to execute any instrument that the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Company representing any dividend, interest payment or other distribution or payment in respect of the Collateral or any part or portion thereof and to give full discharge for the same. This power, being coupled with an interest, is irrevocable; provided, however, that such power of attorney shall not be exercised by the Secured Party with respect to the disposition of any Collateral or the endorsement or collection of any dividend, interest payment or other distribution or payment in respect of the Collateral or any part or portion thereof or the giving of any discharge for the same except following and during the continuance of an Event of Default.

      7. The Secured Party May Perform. If the Company fails to perform any agreement contained herein, the Secured Party (in its sole and absolute discretion) may, but shall not be obligated to, itself perform, or cause performance of, such agreement, and the expenses of the Secured Party incurred in connection therewith shall be payable by the Company upon demand or, if not so paid, shall become part of the Secured Obligations. If any amount required to be paid by the Company to the Secured Party pursuant to this Section 7 or any other provision of this Agreement or the other Transaction Documents is not paid when due, then, until such amount is paid to the Secured Party, interest thereon shall accrue and be payable at the rate of twenty percent (20%) per annum or, if less, the maximum rate permitted by applicable law.

      8. Reasonable Care. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property

      9. Remedies Upon Default. If any Event of Default shall have occurred and be continuing:

            (A) At the election of the Secured Party, all of the Secured Obligations shall become immediately due and payable; provided, however, that notwithstanding anything contained herein to the contrary, if the Event of Default has occurred as a consequence of any of the events or circumstances set forth in clause (vi), (vii) or (viii) of the definition of "Event of Default," all of the Secured Obligations shall automatically become immediately due and payable without any election on the part of the Secured Party.

            (B) (i) The Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party in case of a default by a debtor under the UCC, and the Secured Party may also, without notice except as specified below, sell the Collateral or any part or portion thereof in one or more parcels at public or private sale, at any exchange or broker's board, for cash, on credit or for future delivery, and upon such other terms as the Secured Party may deem commercially reasonable.

                  (ii) The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of the Collateral (or any part of portion thereof) regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Company hereby waives any claims against the Secured Party arising by reason of the fact that the price at which any of the Collateral (or any part or portion thereof) may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Secured Party accepts the first offer received and does not offer the Collateral (or any part or portion thereof) to more than one offeree.

            (C) Any cash held by the Secured Party as Collateral and all cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied by the Secured Party:

                  (i) First, to the payment of the costs and expenses of the
            Secured Party in enforcing its rights under this Agreement and any of the other Transaction Documents, including, without limitation, reasonable compensation to the Secured Party and its agent and counsel, and all expenses, liabilities and advances made or incurred by the Secured Party in connection therewith;

                  (ii) Next, to the Secured Party, for the satisfaction and
            payment in full of the Secured Obligations; and

                  (iii) Finally, after satisfaction and payment in full of all the Secured Obligations, to the payment to the Company, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

            (D) The Company, at its sole cost and expense, shall promptly take all steps and actions requested from time to time by the Secured Party to marshal the Collateral (or any specified part or portion thereof) at the Company Address and/or at such other location or locations as the Secured Party may reasonably request.

            (E) At the expiration of such period of time after receipt by the Secured Party as the Secured Party determines is reasonably sufficient to allow for clearance or payment of any items, the cash proceeds of the Collateral shall (subject to the prior application thereof in accordance with the foregoing subsection (C)) be credited to the Secured Obligations, it being specifically understood and agreed, however, that an account receivable, contract right, general intangible, negotiable or non-negotiable instrument (other than a check), or other non-cash proceeds shall not be so credited until actual payment thereof. All such credits shall, however, be conditioned upon final payment to the Secured Party of the items giving rise to them.

            (F) If any Event of Default has occurred, the Secured Party may notify all or any of the Debtors of its security interest in the Collateral and collect all amounts due thereon; and the Company agrees, at the request of the Secured Party at any time following an Event of Default, to notify all or any of the Debtors in writing of the Secured Party's security interest in the Collateral in whatever manner the Secured Party requests and, if the Secured Party so requests, to permit the Secured Party to mail such notices at the Company's own expense.

            (G) Anything contained herein to the contrary notwithstanding, the Secured Party may exercise all rights and remedies available to it pursuant hereto or under law, which remedies shall be deemed cumulative and not exclusive.

      10. Expenses. The Company shall, upon demand, pay to the Secured Party the amount of any and all expenses, including the fees and expenses of its counsel and of any experts and agents, that the Secured Party may reasonably incur in connection with (i) the administration of this Agreement upon the occurrence and during the continuation of an Event of Default, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Party hereunder or pursuant hereto or otherwise available to the Secured Party or (iv) the failure by the Company to perform or observe any of the provisions hereof or of any of the other Transaction Documents.

      11. Security Interest Absolute. All rights of the Secured Party and security interests granted herein, and all obligations of the Company pursuant hereto, shall be absolute and unconditional irrespective of:

            (A) any lack of validity or enforceability of the Notes, the other Transaction Documents or any other agreement or instrument relating hereto or thereto;

            (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any of the Transaction Documents;

            (C) any release of any Collateral from the pledge made hereunder to the release of any guaranty or other surety for any of the Secured Obligations; or

            (D) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company.

      12. Continuing Security Interest; Transfer of the Notes. This Agreement shall create a continuing first priority security interest in all of the Collateral and shall (a) remain in full force and effect until indefeasible payment in full of the Secured Obligations has been made, (b) continue to be effective or be reinstated, as the case may be, if at any time payment of the Secured Obligations, or any part or portion thereof, is rescinded or reduced in amount or must otherwise be restored or returned by any obligee of the Secured Obligations, all as though such payment or performance had not been made, (c) be binding upon the Company and its successors and assigns, and (d) inure, together with the rights and remedies of the Secured Party pursuant hereto, to the benefit of the Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), the Secured Party may (without notice to any consent of approval of the Company) assign or otherwise transfer any Note (and or any right or interest in or to such Note) held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Secured Party herein or otherwise. Upon the payment in full of all of the Secured Obligations, the Company shall be entitled to the return, upon its request and at its expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

      13. Miscellaneous.

            (A) Non-Assumption of Liability. The Secured Party shall not be deemed to have assumed any liability or responsibility to the Company or any third person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to the Company by the Secured Party (which shall automatically be deemed to be without recourse to the Secured Party in any event), or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents, and the Secured Party, by accepting such security interest in the Collateral, or by releasing any Collateral to the Company, shall not be deemed to have assumed any obligation or liability to any supplier or any Debtor or to any other third party, and the Company agrees to indemnify and defend the Secured Party and hold it harmless in respect to any claim or proceeding arising out of any matter referred to in this Agreement.

            (B) Waiver. Except as otherwise expressly provided herein or in the other Transaction Documents, the Company hereby waives notice of nonpayment, demand, presentment, protest or notice of protest of or with respect to the Collateral or any of the Secured Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof. Subject to Section 13(G) below, no delay or omission of the Secured Party in exercising or enforcing any of its rights, powers, privileges, remedies, immunities or discretions (all of which are hereinafter collectively referred to as "the Secured Party's rights and remedies") hereunder shall constitute a waiver thereof; and no waiver by the Secured Party of any default of the Company hereunder shall operate as a waiver of any other default hereunder. No term or provision hereof shall be waived, altered or modified except with the prior written consent of the Secured Party, which consent makes explicit reference to this Agreement. Except as provided in the preceding sentence, no other agreement or transaction, of whatsoever nature, entered into between the Secured Party and the Company at any time (whether before, during or after the effective date or term of this Agreement), shall be construed as a waiver, modification or limitation of any of the Secured Party's rights and remedies under this Agreement (nor shall anything in this Agreement be construed as a waiver, modification or limitation of any of the Secured Party's rights and remedies under any such other agreement or transaction) but all the Secured Party's rights and remedies not only under the provisions of this Agreement, but also under any such other agreement or transaction, shall be cumulative and not alternative or exclusive, and may be exercised by the Secured Party at such time or times and in such order of preference as the Secured Party in its sole discretion may determine.

            (C) Expenses. Except as otherwise provided herein, each Party will bear all of its own expenses in connection with the preparation and negotiation of this Agreement and the consummation and performance of its obligations thereunder.

            (D) Indemnification. Each of the Parties (an "Indemnifying Party") shall indemnify and hold harmless the other Party and its respective directors, officers, employees, agents and affiliates (all of the foregoing, collectively, an "Indemnified Party") from and against, and shall reimburse each Indemnified Party for, any and all liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and other legal costs, including those related to any appeal, and costs of any investigation) (all of the foregoing, collectively, "Losses") that have been suffered or incurred by such Indemnified Party and that have resulted from, or been occasioned by, (i) any breach or violation by the Indemnifying Party of any of its representations, warranties, covenants and other agreements set forth herein or in any of the other Transaction Documents or (ii) any claim asserted by any third party that, if true, would constitute a breach or violation by the Indemnifying Party of any of its representations, warranties, covenants and other agreements set forth herein or in any of the other Transaction Documents. (E) Notices. All notices, demands, requests, consents, approvals or other communications (each of the foregoing, a "Notice") required or permitted to be given hereunder or pursuant hereto or that are given with respect to this Agreement to either/any party hereto shall (except as otherwise provided herein) be in writing and shall be (i) personally delivered, (ii) sent by both registered or certified mail, postage prepaid and return receipt requested, and regular first class mail, (iii) sent both by facsimile transmission with receipt of transmission confirmed electronically or by telephone and by regular first class mail, (iv) sent by telegram or telex or (v) sent by reputable overnight courier service with charges prepaid and delivery confirmed, to the intended recipient at its respective address as set forth below; provided, however, that, if a party sending any Notice has received written notice in accordance with this subsection
      (E) of a more recent address for any intended recipient referred to below, any Notice to such intended recipient shall be delivered or sent to it at the most recent address of which such party has received such a notice:

            if to the Secured Party:

            CRC, Inc.
            1290 Avenue of the Americas, 39th Floor
            New York, New York 10104
            Attn: Chief Executive Officer
            Facsimile number: (212) 906-9500

            with a copy (which shall not constitute notice) to be simultaneously and sent by the same means to its counsel as follows:

            Kramer Levin Naftalis & Frankel LLP
            919 Third Avenue

            New York, New York  10022
            Attn: Ely D. Tendler, Esq.
            Facsimile number: (212) 715-8000

            if to the Company:

            E-Sync Networks, Inc.
            35 Nutmeg Drive
            Trumbull, Connecticut 06611
            Attn: President and Chief Operating Officer
            Facsimile number: (203) 601-3151

            with a copy (which shall not constitute notice) to be simultaneously and sent by the same means to its counsel as follows:

            Finn Dixon & Herling LLP
            One Landmark Square, Suite 1400
            Stamford, Connecticut 06901-2689
            Attn: David I. Albin, Esq.
            Facsimile number: (203) 348-5777

            (F) Entire Agreement. This Agreement, together with the other Transaction Documents, is intended by the parties as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the Parties, in respect of the subject matter contained herein and therein, constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes, and merges herein and therein, all prior and contemporaneous negotiations, discussions, representations, understandings and agreements between the Parties, whether oral or written, with respect such subject matter. No representation, warranty, restriction, promise, undertaking or other agreement with respect to such subject matter has been made or given by any Party other than those set forth in this Agreement and the other Transaction Documents.

            (G) Amendment and Waiver. This Agreement may be amended, modified or supplemented only to the extent expressly set forth in writing that is signed by the party to be charged therewith and that sets forth therein that its purpose is to amend, modify or supplement this Agreement or some term, condition or provision hereof. No waiver of any term, condition or provision of this Agreement or of any breach or violation of this Agreement or any provision hereof shall be effective except to the extent expressly set forth in writing that is signed by the Party to be charged therewith. Without limiting the generality of the foregoing, no failure to object or otherwise act, and no conduct (including, without limitation, any failure or delay in enforcing this Agreement or any provision hereof or any acceptance or retention of payment) or course of conduct or dealing, by either Party shall be deemed (i) to constitute a waiver by such Party of the breach or violation of this Agreement or of any provision hereof by any the other Party or (ii) to have caused or reflected any amendment or other modification of this Agreement or of any term or provision hereof. Any waiver may be made in advance or after the right waived has arisen or the breach or default waived has occurred, and any waiver may be conditional. No waiver of any breach or violation of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach or violation thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligation or act shall be deemed a waiver or extension of the time for performance of any other obligation or act.

            (H) Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company without the prior written consent of the Secured Party; and the Secured Party may, without notice to or any approval or consent of the Company, assign or delegate its rights, duties and obligations hereunder to any Person. Any purported assignment or delegation of rights, duties or obligations hereunder made by the Company without the prior written consent of the Secured Party shall be null and void and of no effect. This Agreement and the provisions hereof shall be binding upon and enforceable against each of the Parties and its successors and assigns and shall inure to the benefit of and be enforceable by each of the Parties and its successors and permitted assigns. Except as expressly provided for in this Agreement, this Agreement is not intended to confer any rights or benefits on any Persons other than the Parties, any other Person who or that would be an Indemnified Party and their respective estate, heirs, executors, administrators, legal representatives, successors and permitted assigns.

            (I) Severability. This Agreement and the terms and provisions hereof shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. In the event any term or provision hereof shall be determined to be invalid or unenforceable as applied to any situation or circumstance or in any jurisdiction, such invalidity or unenforceability shall not apply or extend to any other situation or circumstance or in any other jurisdiction or affect the validity or enforceability of any other term or provision. It is the Parties' intent that this Agreement and each term and provision hereof be enforceable in accordance with its terms and to the fullest extent permitted by law. Accordingly, to the extent any term or provision of this Agreement shall be determined or deemed to be valid or unenforceable, such provision shall be deemed amended or modified to the minimum extent necessary to make such provision, as so amended or modified, valid and enforceable.

            (J) Further Assurances. Each Party, upon the reasonable request of the other Party, shall, as promptly as reasonably possible, do and perform all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out, evidence and reflect the transactions contemplated hereby or otherwise carry out and perform the provisions, and purpose and intent, of this Agreement. Without limiting the generality of the foregoing, the Company (at its sole cost and expense) will execute and deliver to the Secured Party any writings and do all things necessary or appropriate, or reasonably requested by the Secured Party, to carry into effect the provisions and intent of this Agreement, or to vest more fully in or assure to the Secured Party (including, without limitation, all steps to create and perfect) the security interest in the Collateral granted to the Secured Party by this Agreement or to comply with applicable statute or law or to facilitate the collection of the Collateral, including the furnishing, at such intervals as the Secured Party may establish from time to time, of reports, financial data and analyses satisfactory to the Secured Party. A carbon, photographic or other reproduction of this Agreement or any financing statement executed pursuant to the terms hereof shall be sufficient as a financing statement for the purpose of filing with the appropriate authorities.

            (K) Titles and Headings; Rules of Interpretation. Titles, captions and headings of the sections, articles and other subdivisions of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any provision of this Agreement. References to Sections and subsections (or other parts or subdivisions) refer to such Sections and subsections (or other parts or subdivisions) of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement taken as a whole and not to any particular Section, Article or other provision hereof. As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires, and if the context requires, the use of the singular shall include the plural and visa versa. This Agreement is the product of mutual negotiations between the parties and their respective counsels, and no party shall be deemed the draftsperson hereof or of any portion or provision hereof. Accordingly, in the event of any ambiguity or inconsistency in any provision of this Agreement, the same shall not be interpreted against either party hereto as the party responsible for drafting or providing such provision.

            (L) Arbitration. The Parties hereto agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1, et seq. Either Party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other Party. The arbitration will be conducted in accordance with the provisions of JAMS' Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The Parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS' panel of neutrals, and in scheduling the arbitration proceedings. The Parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this paragraph may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the Party against whom enforcement is ordered.

            (M) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, interpreted under and construed in accordance with the internal laws of the State of New York applicable to contracts executed and to be performed wholly in that state without giving effect to the choice or conflict of laws principles or provisions thereof. Each of the Parties hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the City, County and State of New York or the State of Conencticut in respect of any enforcement proceeding arising out of or relating to this Agreement, which courts shall have exclusive jurisdiction over and with respect to any such enforcement proceeding, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. Each of the Parties hereby irrevocably waives, to the fullest extent such Party may effectively do so under applicable law, trial by jury and any objection that such Party may now or hereafter have to the laying of venue of any such enforcement proceeding brought in any such court and any claim that any such enforcement proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party hereto to serve process in any manner permitted by law or to commence enforcement proceedings or otherwise proceed against the other Party in any other jurisdiction. legal proceedings or otherwise proceed against the other Party in any other jurisdiction.

            (N) The Parties acknowledge and agree to the following provisions of this Agreement in anticipation of the possible application, in one or more jurisdictions to the transactions contemplated hereby, of the Revised
      Article 9 of the Uniform Commercial Code in the form or substantially in the form approved by the American Law Institute and the National Conference of Commissioners on Uniform State Law and contained in the 2000 Official Text of the Uniform Commercial Code ("Revised Article 9").

                  (i) In applying the law of any jurisdiction in which Revised
            Article 9 is in effect, the Collateral shall include, without limitation, the following categories of assets as defined in Revised
            Article 9: instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, general intangibles (including payment intangibles and software), supporting obligations and any and all proceeds of any thereof, wherever located, whether now owned and hereafter acquired. If the Company shall at any time, whether or not Revised Article 9 is in effect in any particular jurisdiction, acquire a commercial tort claim, as defined in Revised Article 9, the Company shall immediately notify the Secured Party in a writing signed by the Company of the brief details thereof and grant to the Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Secured Party.

                  (ii) The Secured Party may at any time and from time to time, pursuant to the provisions of this subsection (N), file financing statements, continuation statements and amendments thereto that describe the Collateral generally and that contain any other information required by Part 5 of Revised Article 9 for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Company is an organization, the type of organization and any organization identification number issued to the Company. The Company agrees to furnish any such information to the Secured Party promptly upon request (written or oral). Any such financing statements, continuation statements or amendments may be signed by the Secured Party on behalf of the Company and may be filed at any time in any jurisdiction whether or not Revised Article 9 is then in effect in that jurisdiction.

                  (iii) TO THE EXTENT ANY COLLATERAL AND/OR REAL ESTATE IS
            LOCATED IN THE STATE OF CONNECTICUT, THE COMPANY ACKNOWLEDGES THAT THIS AGREEMENT AND EACH TRANSACTION RELATED TO IT IS A "COMMERCIAL TRANSACTION" WITHIN THE MEANING OF CHAPTER 903A OF THE CONNECTICUT GENERAL STATUES, AS AMENDED. THE company HEREBY WAIVES ANY RIGHT THAT IT MIGHT HAVE TO NOTICE AND A HEARING OR A PRIOR COURT ORDER, UNDER SAID CHAPTER 903A OR AS OTHERWISE PROVIDED UNDER ANY APPLICABLE FEDERAL OR STATE LAW, IN THE EVENT THE SECURED PARTY SEEKS ANY PREJUDGMENT REMEDY AT ANY TIME PRIOR TO FINAL JUDGMENT IN ANY LITIGATION INSTITUTED IN CONNECTION WITH THIS AGREEMENT WHETHER BY WAY OF ATTACHMENT, FOREIGN ATTACHMENT, GARNISHMENT OR REPLEVIN.

                  (iv) Nothing contained in this subsection (N) shall be
            construed to narrow the scope of the Secured Party's security interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the rights, powers, privileges or remedies of the Secured Party hereunder except (and then only to the extent) mandated by Revised Article 9 to the extent then applicable.

            (O) Notwithstanding anything to the contrary set forth herein, this Agreement will terminate, and the security interest granted hereunder shall cease to attach, at such time as all obligations of the Company under the Notes and this Security Agreement have been paid in full, unless at such time the Company has a non-contingent obligation to pay money to Secured Party under a Transaction Document (in which case such termination and cessation will occur as soon as the Company no longer has any such non-contingent obligation to pay money).

      IN WITNESS WHEREOF, each of the Parties, intending to be bound hereby, has caused this Agreement to be executed and deliver on its behalf by an officer or other representative thereunto duly authorized, all as of the date first above written.

                                    The Company:

                                    E-SYNC NETWORKS, INC.

                                    By: /s/ Michael A. Clark
                                       _________________________________________
                                    Name:  Michael A. Clark
                                    Title: President and Chief Operating Officer


                                    The Secured Party:

                                    CRC, INC.

                                    By: /s/ Joshua Wurzburger
                                       _________________________________________
                                    Name:  Joshua Wurzburger
                                    Title: President

      Signature Page to Amended and Restated Pledge and Security Agreement